[Mantyla McReynolds
A Professional Corporation
5872 South 900 East, Suite 250
Salt Lake City, Utah 84121
(P) 801.269.1818
(F) 801.266.3481]


                                  July 5, 2000

Richard Surber, President
Kelly's Coffee Group, Inc.
268 West 400 South, Suite 300
Salt Lake City, UT  84101

This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide.

We will perform the following services.

We will review the balance sheet of Kelly's Coffee Group, Inc., as of May 31, 2000, and the related statements of income, retained earnings, and cash flows for the Period then ended, in accordance with Standards established by the American Institute of Certified Public Accountants. Our review will consist primarily of inquiries of company personnel andd analytical procedures ,applied to financial data, and we will require a representation letter from management. A review does not contemplate obtaining an understanding of the internal control or assessing control risk, tests of accounting records and responses to inquiries by obtaining corroborating evidential matter and certain other procedures ordinarily performed during an audit. Thus, a review does not provide assurance that we will become aware of all significant matters that would be disclosed in an audit. Our engagement cannot be relied upon to disclose errors, fraud, or illegal acts that may exist. However, we will inform you of any material errors that come to our attention and any fraud or illegal acts that come to our attention, unless they are clearly inconsequential. In addition, we have no responsibility to identify and communicate significant deficiencies or material weaknesses in your internal control as part of this engagement. Consequently, we have no responsibility for detecting whether your information systems are year 2000 complaint. We will not perform an audit of such financial statements, the objective of which is the expression of an opinion regarding the financial statements taken as a whole, and, accordingly, we will not express such an opinion on them.

Our fees for the services will be at the standard rates and will be billed monthly. Payment is due upon presentation of our statement for services

We shall be pleased to discuss this letter with you at any time.

If the foregoing is in accordance with your understanding, please sign the copy of this letter in the space provided and return it to us.

                                                     Sincerely,
                                                     Mantyla McReynolds

                                                     /s/  Kim G. McReynolds
                                                     ----------------------
                                                     Kim G. McReynolds, CPA
Acknowledged
Kelly's Coffee Group, Inc.

/s/ Richard Surber
-------------------------
Richard Surber, President

July 14, 2000
--------------
Date

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